Exhibit 99.1


             UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT


                               -----------------
                               OPINION ANNOUNCING
                             JUDGEMENT OF THE COURT
                              -----------------


OPINION FILED AND JUDGEMENT ENTERED: 05/13/99


     The attached opinion announcing the judgement of the court in your case was filed today. The judgement was entered pursuant to Rule 36. The mandate will be issued in due course.


     Information is also provided about petitions for rehearing and suggestions for rehearing in banc. The questions and answered are those frequently asked and answered by the Clerk's Office.

     Each side shall bear its own costs.

     Exhibits and visual aids shall be promptly retrieved by the party that lodged them with this court.

                                                        JAN HORBALY
                                                        -----------
                                                        Clerk


cc:  RUDOLF E. HUTZ
     DAVID C. BERRY





CFMT INC V STEAG MICROTECH INC, 98-1487
DCT - 95-CV-442

     NOTE: Pursuant to Fed. Cir. R. 47.6. this disposition is not citable as precedent. It is a public record. This disposition will appear in tables published periodically.

             United States Court of Appeals for the Federal Circuit



                                     98-1487

                     CFMT, INC. and CFM TECHNOLOGIES, INC.,

                                          Plaintiffs-Cross Appellants,


                                       v.


                             STEAG MICROTECH, INC.,

                                           Defendant-Appellant

                              ---------------------

                              DECIDED: May 13, 1999

                              ---------------------


Before NEWMAN, PLAGER and CLEVENGER, Circuit Judges.

PLAGER, Circuit Judge.


                                    DECISION

     In this patent infringement action the parties appeal various aspects of the district court's decision on their post jury-trial motions. See CFMT, Inc.
v. Steag Microtech, Inc., 14 F. Supp.2d 572 (D. Del. 1998). We have carefully considered the parties arguments and find grounds for disturbing the district court's judgement in only one regard, namely, with regard to literal infringement of U.S. Patent No. 4.911.761 ("the '761 patent"). In that regard, we vacate the judgement and remand for reconsideration of the literal infringement issue. We affirm the judgement in all other respects, though the damage award based on the infringement finding should be set aside in the event the district court, on remand, enters a judgement of no infringement.

                                   DISCUSSION

     After the jury returned a verdict of literal and doctrine of equivalents infringement of the asserted claims of the '761 patent, Defendand Steag Microtech, Inc. ("Steag") moved for judgement as a matter of law ("JMOL") of noninfringement. The district court denied Steag's motion with respect to literal infringement, but granted the motion with respect to infringement under the doctrine of equivalents. See id at 589.591. Steag appeals the denial of JMOL of no literal infringement. Plaintiffs CFMT, Inc. and CFM Technologies, Inc. (collectively "CFMT") have not appealed the grant of JMOL of no doctrine of equivalents infringement-accordingly, infringement by equivalence is not at issue.

     With regard to literal infringement, the only ground we detect for disturbing the judgement is the claim clause "replacing said rinsing fluid with said drying vapor", which appears in each of the asserted claims. After holding a Markman hearing prior to trail, the district court construed the claim term "drying vapor" as "a vapor that facilitates the removal of liquid from a surface, wherein a "vapor" is "the gaseous state of a substance that, under ordinary circumstances, is usually liquid or solid." CFMT, Inc. v. Steag Microtech, Inc. No. 95-442-RRM, slip op. At 11 (D. Del Nov. 25, 1997) (unpublished memorandum opinion). Additionally, the court construed the claim term replacing as "taking the place of." Id at 12. We have considered Steag's arguments that the district court's construction of "drying vapor" is wrong; however, we are not persuaded.

     Rather, we agree with these aspects of the district court's claim construction.

     Notwithstanding, we find substantial merit in Steag's argument that, accepting the district court's claim construction, Steag's accused method does not "replac[e] said rinsing fluid with said drying vapor," as required by the asserted claims. In particular, Steag points out that in its method the rinsing fluid is "replaced" not by a "drying vapor," but instead by an atmosphere that is almost entirely non-vapor, i.e., 97.5% non-vapor (nitrogen) and only 2.5% vapor (IPA). CFMT fail to rebut this argument. To the contrary, CFMT explains that the "drying vapor" in Steag's method constitutes solely the 2.5% IPA vapor:

     "[V]apor" means the "gaseous state of a substance that, under ordinary circumstances, is usually a liquid or solid." Because nitrogen is ordinarily a gas, it cannot constitute a vapor. The vapor used in the [Steag method] consists of pure IPA vapor, not a mixture of IPA vapor and another substance.

Pls' Principal Br. At 16 (internal citations omitted).

     Because we agree with the district court's construction of "replacing" as "taking the place of," and its construction of "drying vapor," the only question is whether the claim cause "replacing said rinsing fluid with said drying vapor," so construed, reads on Steag's method. This is a matter of claim application, a question of fact reviewed, in jury trails, for substantial evidence. See Bai v. L & L Wings, Inc., 160 F.3d 1350, 1353, 48 USPQ2d 1674, 1676 (Fed. Cir. 1998); Cvbor Corp. v. FAS Techs., Inc., 138 F3d 1448, 1454, 46
USPQ2d 1169, 1172 (Fed. Cir. 1998) (en banc).

     From our review of the record it appears that in Steag's method the 97.5 non vapor/2.5% vapor atmosphere "takes the place of" the rinsing fluid, and thus, the mere 2.5% vapor does not do so. Accordingly, the jury's contrary verdict seems to lack substantial evidence support. The district court however did not expressly address this issue. Given that the district court heard the evidence first hand, we remand the matter for the district court's consideration; we consider this the more prudent approach, rather than our trying to reach an ultimate determination on the matter in the first instance.


                                      COSTS

     Each party shall bear its own costs.